UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2020

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BLCM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 5, 2020, Bellicum Pharmaceuticals, Inc. (the “Company”) filed a Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to (i) effect a reverse stock split of all issued and outstanding shares of the Company’s common stock at a ratio of 1-for-10 (the “Reverse Stock Split”) and (ii) reduce the number of authorized shares of the Company’s common stock from 200,000,000 to 40,000,000. The Certificate of Amendment will be effective at 5:00 p.m. Eastern Time on February 5, 2020 (the “Effective Time”). A series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split and a corresponding reduction in the authorized shares of the Company’s common stock were approved by the Company’s stockholders at its Special Meeting of Stockholders held on January 15, 2020, and the specific 1-for-10 ratio was subsequently approved by the Company’s Board of Directors on January 27, 2020.

The Certificate of Amendment provides that, at the Effective Time, (i) every 10 shares of the Company’s issued and outstanding common stock will automatically be combined into one issued and outstanding share of common stock, without any change in par value per share, and (ii) the number of authorized shares of common stock will be reduced to 40,000,000 shares. As a result of the Reverse Stock Split, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of the Company’s common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants.  In addition, the number of shares reserved for issuance under the Company’s equity compensation plans immediately prior to the Effective Time will be reduced proportionately. Pursuant to the terms of the Company’s Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock (collectively, the “Preferred Stock”), proportionate adjustments will be made to the per share conversion price and the number of shares issuable upon conversion of the Preferred Stock, which will result in a proportionate decrease in the number of shares of the Company’s common stock issuable upon conversion of the Preferred Stock and, correspondingly, a proportionate increase to the per share conversion price of such Preferred Stock.

No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu thereof. The Reverse Stock Split will affect all stockholders proportionately and will not affect any stockholder’s percentage ownership of the Company’s common stock (except to the extent that the Reverse Stock Split results in any stockholder owning only a fractional share).

The Company’s common stock will begin trading on The Nasdaq Global Market on a split-adjusted basis when the market opens on February 6, 2020. The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 079481 404.

The description of the Certificate of Amendment and the Reverse Stock Split is qualified in its entirety by reference to the text of the Certificate of Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events

On February 5, 2020, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated as of February 5, 2020.
99.1	Press Release, dated February 5, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: February 5, 2020	By:	/s/ Richard A. Fair
Richard A. Fair
President and Chief Executive Officer